Exhibit 23.2

CONSENT OF INDEPENDENT AUDIT FIRM

We have issued our report dated May 8, 2019 (this “Report”), which appears in this Amendment No. 1 on Form 8-K/A as Exhibit 23.1, relating to our audits of the consolidated financial statements, together with the notes thereto, of (i) AppRiver, LLC as of October 4, 2017 and for the period between January 1, 2017 to October 4, 2017 and (ii) AR Topco, LLC and its subsidiaries as of December 31, 2017 and for the period between October 5, 2017 to December 31, 2017. We consent to the incorporation by reference of this Report in Registration Statement No. 333-226456 on Form S-3 and Nos. 333-115639, 333-126576, 333-141508, 333-144196, 333-144197, 333-205187 and 333-225996 on Form S-8.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

May 8, 2019